EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE November 5, 2004

Omaha, NE (BRK.A; BRK.B) – Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the third quarter and nine months ended September 30, 2004 and 2003 are summarized below. Earnings are stated on an after-tax basis (dollar amounts are in millions, except per share amounts).

	Third Quarter		First Nine Months
	2004	2003	2004	2003
Net earnings	$1,137	$1,806	$3,969	$5,765
Investment gains	518	453	761	1,884

Net earnings excluding investment gains	$619	$1,353	$3,208	$3,881

Net earnings per Class A equivalent share	$739	$1,176	$2,581	$3,755
Investment gains per share	337	295	495	1,227

Net earnings per Class A equivalent share excluding investment gains/losses	$402	$881	$2,086	$2,528

Average Class A equivalent shares outstanding	1,537,904	1,535,530	1,537,538	1,535,146

An analysis of Berkshire’s net earnings excluding investment gains/losses follows (dollar amounts are in millions).

	Third Quarter		First Nine Months
	2004	2003	2004	2003
Insurance-underwriting	$(215)	$260	$399	$711
Insurance-investment income	484	519	1,418	1,682
Non-insurance businesses	371	608	1,466	1,587
Interest expense and other	(21)	(34)	(75)	(99)

Net earnings excluding investment gains/losses	$619	$1,353	$3,208	$3,881

Four important factors should be considered in evaluating these figures.

1.	Investment gains/losses arise when investments a) are sold; b) are deemed to be “other-than-temporarily” impaired; or c) are required to be “marked-to-market” with the corresponding gain or loss included in earnings. Management ignores the consequences to reported earnings when making investment decisions and regards the amounts of investment gains or losses in any given period to be meaningless for analytical purposes. Shareholders and others should focus their attention on net earnings excluding investment gains/losses.

2.	All of Berkshire’s insurance operations are performing very well. However, results for the third quarter of 2004 were negatively impacted by the four hurricanes that struck the United States and the Caribbean. Third quarter results include after-tax losses of about $816 million from the hurricanes.

3.	The third quarter 2004 results of Berkshire’s non-insurance businesses include an after-tax charge of $255 million which represents Berkshire’s share of a non-cash impairment charge related to the write-off of MidAmerican Energy Holdings’ mineral extraction facilities. These facilities had been installed by MidAmerican near certain geothermal energy generation facilities to recover zinc from the geothermal brine and consistently lost money after becoming operational in 2002.

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

4.	During the twenty-one month period ended September 30, 2004 cash equivalents increased from $10.3 billion at December 31, 2002 to $38.1 billion at September 30, 2004. These figures exclude cash held by Berkshire’s finance and financial products operations. A significant portion of this increase arose from sales during 2003 of long-term U.S. government securities and sales and redemptions during 2003 and 2004 of high yield corporate securities held in Berkshire’s actively managed fixed-income portfolio. Accordingly, Berkshire’s investment income in 2004 has declined from the amounts earned in the comparable periods during 2003. On September 30, 2004, Berkshire owned foreign exchange forward contracts involving eight currencies and with an aggregate notional value of approximately $20 billion.

Berkshire’s third quarter interim shareholders’ report is scheduled to be posted on the Internet on November 5, 2004 at about 6:00 p.m. central time where it can be accessed via berkshirehathaway.com. There’s much additional detail in this report and we urge all shareholders to read it.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis.

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

Comment on Regulation G

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows net earnings exclusive of investment gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings. In sum, investment gains or losses for any particular period are not indicative of quarterly business performance.

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